TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Rob Whetstone
PondelWilkinson Inc.
(310) 279-5980
TRUE RELIGION CONCLUDES STRATEGIC REVIEW WITH GOLDMAN SACHS.
VERNON, California — June 5, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) announced today that it has concluded its review of strategic alternatives with Goldman Sachs.
“True Religion has been a fast growing young company, with a desire to build a global brand. We engaged Goldman Sachs to help us evaluate various strategic options for maximizing shareholder value. We have been presented with and have thoroughly explored a number of strategic opportunities over the past year and have come to the conclusion that focusing on our own current growth initiatives ultimately serves to best enhance the long-term value for all shareholders,” said Jeffrey Lubell, chairman and chief executive officer. “With our visibility into the future of this year, which we have shared publicly, we believe our stock is undervalued. Our consumer direct segment is expected to grow significantly in the next three years, with our eight retail stores today growing to 14 stores by year-end. We anticipate that this segment will grow rapidly in 2008 and 2009, reaching at least 50 stores by the end of 2009, which we believe should expand our operating margin. We also expect to continue to grow our wholesale and licensing businesses in the US and internationally.”
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium global lifestyle brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit, may be found in premier department stores and boutiques in 50 countries including the United States, Canada, Germany, United Kingdom, France, Spain,

True Religion Apparel, Inc.
2-2-2
Scandinavia, Greece, Italy, Mexico, South America, Australia, South Africa, the Middle East, Korea, Japan, and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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